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                                                                     EXHIBIT 3.1


                          CERTIFICATE OF INCORPORATION

                                       OF

                      MOMENTUM BUSINESS APPLICATIONS, INC.


FIRST:   Name. The name of the corporation is Momentum Business Applications,
         Inc.

SECOND: Registered Office; Registered Agent. The address of the registered office of the corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, zip code 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: Purpose. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: Authorized Capital Stock. The total number of shares of all classes of capital stock that the corporation shall have authority to issue is One Thousand shares of Common Stock with a par value of $0.001 per share.

FIFTH: Sole Incorporator. The name and mailing address of the sole incorporator are as follows:

         Peter S. Heinecke
         Wilson Sonsini Goodrich & Rosati
         650 Page Mill Road
         Palo Alto, California 94304-1050

SIXTH:   Corporate Existence. The corporation is to have perpetual existence.

SEVENTH: Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws of the corporation.

EIGHTH: Limitation of Liability. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after the filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

        Neither the adoption or repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.




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        I, the undersigned, being the sole incorporator hereinafter named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein are true, and accordingly have hereunto set my hand this 9th day of November, 1998.



                      -----------------------------------------
                      Peter S. Heinecke, Sole Incorporator